EXHIBIT 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment to the Registration Statement on Form SB-2 of our report dated July 10, 1996, except as to the reverse stock split described in Note 8 which is as of August 9, 1996, and except as to the completed stock offering as described in Note 1, which is as of December 20, 1996, relating to the financial statements of Microvision, Inc., which appears in such Prospectus. We also consent to the references to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

Seattle, Washington
December 20, 1996